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                                  EXHIBIT 99.1

               BRIGHTPOINT UPDATES REVENUE AND EARNINGS ESTIMATES

         Indianapolis, Indiana--June 18, 2001--Brightpoint, Inc. (NASDAQ: CELL) announced today that revenue and earnings for the quarter ending June 30, 2001, would be below the expectations disclosed in the Company's April 26, 2001, conference call. The Company now expects revenues for the second quarter of 2001 to be in a range from $450 million to $470 million. The Company also expects to realize a loss in the range from $0.12 to $0.14 per diluted share. Included in the loss is approximately $0.14 to $0.16 per diluted share related to the write-down of inventories to their estimated net realizable value based on current market conditions. Actual results for the second quarter ending June 30, 2001, and an update on expectations for the remainder of 2001 are scheduled to be reported on July 26, 2001.

         "Due to the market conditions that we, and other key players in the wireless industry, have discussed in recent press releases and conference calls, we have continued to experience lower-than-anticipated demand for the products and services that drive our profitability," stated Robert J. Laikin, Chairman and Chief Executive Officer of Brightpoint, Inc. "These conditions, which include the continued economic slowdown in the U.S. and other markets, the transitioning of product cycles in the wireless telecommunications and data industry and the lower levels of promotions, subsidies and agent commissions offered by wireless network operators, have resulted in higher levels of inventories in the channel."

         "In response to the higher levels of inventories in the global wireless channel and the above factors that resulted in that inventory build-up, we have taken the step of establishing additional valuation reserves against our inventories," stated Laikin. "We also believe that this action will allow us to hasten our cash conversion cycle with respect to these inventories, consistent with our continued focus on strengthening our balance sheet."

         The Company will conduct a conference call to discuss the revised expectations on Monday, June 18, 2001 at 11:00 a.m. EDT (New York time). The conference call can be accessed through the Investors section of the Company's website at www.brightpoint.com. To join the conference call telephonically, use the following information and dial in several minutes prior to the start of the call:

         U.S. toll-free dial-in number        (800) 289-0496
         International (toll) dial-in number  (913) 981-5519
         Passcode                  525880

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         The conference call will be archived on the Company's website for fifteen (15) days.

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         Brightpoint, Inc. is a leading provider of outsourced services in the global wireless telecommunications and data industry. Brightpoint's innovative services include customized packaging, prepaid and e-commerce solutions, inventory management, distribution and other outsourced services. Brightpoint's customers include leading network operators, retailers and wireless equipment manufacturers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

         Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K, Form 10-Q and Exhibits 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, economic conditions in the United States and other markets in which the Company operates; market demand for wireless handsets, data products and accessories; access to capital resources; consolidation of the Company's wireless network operator customers; changes in the promotional activities of the wireless network operators; changes in the tendency of wireless equipment manufacturers and network operators to outsource aspects of their business to the Company; the Company's ability to obtain competitive products at reasonable prices when needed; potential product obsolescence or inventory valuation losses; potential oversupply or shortages of products; changes in foreign currency exchange rates; and financial risk management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.


Contact:  Brightpoint, Inc., Indianapolis, Indiana
          Phillip A. Bounsall, Chief Financial Officer
          317-297-6100